Heritage Financial Announces CEO Succession Plan
Retiring Chief Executive Brian Vance Remains CEO of Heritage Financial Corporation until July 2019;
Jeff Deuel Named President and CEO of Heritage Bank;
Bryan McDonald Named Chief Operating Officer

OLYMPIA, Wash., July 9, 2018 – Heritage Financial Corporation (Nasdaq: HFWA), parent company of Heritage Bank, has named Jeff Deuel to succeed Brian Vance as CEO of Heritage Bank. Deuel has held the titles of president and chief operating officer of Heritage Bank since 2012. Additionally, Deuel has assumed the role of president of Heritage Financial Corporation.

Vance, who has served as CEO of Heritage Bank since 2003 and CEO of Heritage Financial Corporation since 2006, will remain CEO of Heritage Financial Corporation until July 2019, at which time he will be become executive chair of the company’s board of directors. With a commercial banking career spanning 46 years, Vance will work closely with Deuel during the transition, which is the culmination of a thoughtful, deliberate planning process to ensure a smooth executive changeover.

“Brian and his team led the bank through a period of exceptional growth,” said Heritage Financial Corporation board chairman Brian Charneski. “After eight years at Heritage, Jeff and the leadership team are well positioned to continue serving our clients across the Pacific Northwest and to continue driving growth and shareholder value.” The Olympia-based bank now operates 65 branch offices between Bellingham, Washington, and Portland, Oregon.

In addition to Deuel, Heritage Bank has promoted Bryan McDonald to chief operating officer; he will work closely with Deuel on strategic initiatives and customer objectives. McDonald previously served as executive vice president and chief lending officer for Heritage Bank. He joined Heritage Bank through the company’s merger with Whidbey Island Bank, where he was president, and now has a combined company tenure of 12 years. McDonald has more than two decades of management experience in sales, credit, operations, commercial banking and residential real estate.

“Taking a methodical and thoughtful approach to this transition was important to us. We wanted to ensure that our customers, our shareholders and our dedicated, hardworking employees would not experience any notable day-to-day change in the direction of the bank,” said Vance. “Jeff and Bryan’s knowledge of the communities we serve across the Pacific Northwest, their professional reputations in the industry, and their extended leadership experience within the Heritage Bank family will ensure a seamless transition.”

“I look forward to a continued partnership with Brian and the entire leadership team. We are committed to serving the financial needs of all our customers throughout Heritage’s footprint, while helping our customers build their own heritage and fueling positive economic growth in the region,” said Deuel.

Along with his new role as chief executive, Deuel just completed a term as chairman of the Washington Bankers Association. He has held a variety of leadership positions during a career spanning more than 35 years and encompassing the areas of lending, credit administration, portfolio management, retail and corporate strategies.
About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-

service commercial bank, as its sole wholly owned banking subsidiary. Heritage Bank has a branch network of 65 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol HFWA. More information about Heritage Financial Corporation can be found at www.hf-wa.com. Information regarding Heritage Bank can be found at www.heritagebanknw.com.
###